EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-3 No. 333-160719) of Orion Marine Group, Inc.,
(2)Registration Statement (Form S-8 No. 333-148301) pertaining to the Orion Marine Group, Inc. Long Term Incentive Plan and the Hunter Acquisition Corp 2005 Stock Incentive Plan, and
(3)Registration Statement (Form S-8 No. 333-174814) pertaining to the Orion Marine Group, Inc. 2011 Long Term Incentive Plan;

of our reports dated March 24, 2017, with respect to the consolidated financial statements and schedules of Orion Group Holdings, Inc. and the effectiveness of internal control over financial reporting of Orion Group Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Houston, Texas
March 24, 2017